Exhibit 10.2

December 23, 2012

James Whitney Mayhew
1065 Avenue of the Americas
New York, N.Y. 10018

Dear Jim:

We are pleased to offer you continued employment with Volt Information Sciences, Inc. (“Volt” or the “Company’) under the terms and conditions set forth below in this letter agreement (“Agreement”). Such terms and conditions will be deemed to have taken effect on July 1, 2012 and, as of that date, your prior Amended and Restated Employment Agreement with the Company, made the 9th day of August, 2011, will be deemed to have terminated, and shall be of no force or effect.

1.	Position
You will continue to be employed as Volt’s Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer (the “CEO”).
2.	Duties and Responsibilities

You will devote your full business time and attention to the responsibilities of the position of CFO, and will perform such additional duties for Volt and its affiliates as the CEO may direct and as are required in such position. You acknowledge that such responsibilities include, but are not limited to, the filing of all restated, delinquent and required periodic SEC reports that Volt is required to file and such other reports as may be required by law or regulation. You further agree that you will be subject to and comply with all Volt policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by the Company. In addition, you agree that you will comply with all applicable laws, rules and regulations governing Volt’s business and your conduct and responsibilities.

3.	Definitions

3.1  “Cause” means: (a) embezzlement by you; (b) misappropriation by you of funds of the Company; (c) your conviction of, plea of guilty to or plea of nolo contendere to a felony; (d) your commission of any act of dishonesty, deceit, or fraud which causes material economic harm to the Company; (e) a material breach by you of any provision of this Agreement; (f) a willful failure by you to substantially perform your duties; (g) a willful breach by you of a fiduciary duty owed to the Company; or (h) a significant violation by you of any rule, policy or procedure of the Company, or any contractual, statutory or common law duties owed to the Company.

3.2  “Change of Control” means: (a) a “person,” or “group” within the meaning of 13(d) of the Securities Exchange Act of 1934 becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 50% or more of the outstanding common stock of Company; (b) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (c) all or substantially all of the assets or business of Company are disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company immediately prior to such merger, consolidation or other transaction, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or (d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

3.3  “Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by you to the Company within ninety (90) days following the occurrence of such event, unless you specifically agree in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in your base salary in one calendar year, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of Volt; (b) a material change in the geographic locations in which you now work; (c) a material diminution in your authority, employment duties or responsibilities; or (d) any other action or inaction that constitutes a material breach of this agreement by Volt.

4.	Compensation

Your compensation will be composed of the elements set forth below in Paragraphs 4.1, 4.2, 4.3, and 4.4. All elements of your compensation and any other payments set forth in this Agreement shall be paid according to the Company’s normal payroll practices, less all required withholdings and deductions. You acknowledge and agree that the Company shall have authority to recover any compensation you have received that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

4.1 Salary

You will receive a salary at the rate of $400,000.00 per year earned on a pro-rata basis and paid in accordance with the Company’s standard payroll practices. Your salary may be reviewed and adjusted upward by the Company from time to time, but will not be reduced other than as part of a general reduction applicable to all or substantially all senior executives of Volt.

4.2 Sign-On Equity

In recognition of your prior contributions to Volt, and provided that you remain continuously employed by Volt through each of the dates outlined below, you will receive 30,000 shares of restricted Volt common stock as sign-on equity in accordance with this Agreement. This award will be subject to the terms and conditions customarily applicable to restricted stock awards by Volt. 10,000 shares of such restricted stock will vest on each of June 30, 2013, June 30, 2014 and June 30, 2015, although any remaining unvested shares shall vest immediately in the event that the Company terminates your employment without Cause or you resign for Good Reason.

4.3 2013 Long-Term Incentive Award

Provided that you have been continuously employed by Volt through November 3, 2013, and contingent on your achievement of reasonable, pre-established and objective goals and targets determined by the CEO, approved by the Compensation Committee of Volt’s Board of Directors (“Compensation Committee”), and communicated to you no later than January 15, 2013, you will receive a 2013 Long-Term Incentive Award (the “Long-Term Incentive Award”) with a target amount of $400,000.00. Such goals and targets will be separately determined and documented. This Long-Term Incentive Award may be payable in cash and/or Volt restricted common stock, and the allocation will be determined by the CEO and approved by the Compensation Committee no later than November 3, 2013; such approval date shall be the grant date for any amount payable in restricted common stock. If the Long-Term Incentive award is earned and paid in cash, it will be payable in equal installments at each of the following intervals: (a) 15 days after the filing date with the SEC of the 2013 Form 10K by Volt, (b) October 30, 2014, and (c) October 30, 2015, provided that you remain employed by Volt on each of those dates, although all amounts shall be payable immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason. If the Long-Term Incentive award is earned and paid in restricted common stock, the stock will vest in equal installments at each of the following intervals: (a) 15 days after the filing date with the SEC of the 2013 Form 10K by Volt, (b) October 30, 2014 and (c) October 30, 2015, provided that you remain employed by Volt on each of such vesting dates, although all stock shall vest immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason. Any award of stock will be subject to the terms and conditions customarily applicable to restricted stock awards by Volt and will be based on the closing price of a share of Volt common stock on the grant date.

4.4 Bonuses

4.4(a)  July 2012 Bonus. You have received, and acknowledge receipt of, a bonus in the amount of $200,000.00 (the “July 2012 Bonus”). You further acknowledge that the July 2012 Bonus is in the place and stead of the annual discretionary bonus for the twelve month period from August 1, 2011 to July 31, 2012 set forth in Paragraph 3d of the prior employment agreement (“Prior Discretionary Bonus”), and that you have no entitlement to, and waive any and all rights with respect to, the Prior Discretionary Bonus.

4.4(b)  October 2012 Bonus. For performance rendered between May 1, 2012 and October 28, 2012, you have earned and will receive a bonus in the amount of $250,000.00 (the “October 2012 Bonus”), which shall be payable in a lump sum within two (2) business days of the execution of this Agreement.

4.4(c)  Fiscal Year 2013 Bonus. Provided that you are continuously employed by Volt through October 27, 2013, and conditioned and contingent upon your achievement of reasonable, pre-established and objective goals determined by the CEO, approved by the Compensation Committee, and communicated to you not later than January 15, 2013, you will be eligible to earn a bonus (the “Fiscal Year 2013 Bonus”) with a target amount of $400,000.00, which shall be payable in a lump sum promptly after the end of Volt’s 2013 fiscal year, but in no event later than December 15, 2014.

4.4(d)  Special Bonus. Provided that you are continuously employed by Volt on the date each bonus is earned, and conditioned and contingent on your meeting requirements determined by the CEO and approved by the Compensation Committee, you are eligible to earn up to a total of $750,000.00.

4.4(e)  Target Annual Bonuses and Long-Term Incentive Awards. You will be eligible to earn target annual bonuses and additional long-term incentive awards for Volt’s 2014 fiscal year and beyond. The target amounts for these bonuses and incentive awards will be established prior to the start of the fiscal year by the CEO and approved by the Compensation Committee. Actual awards will be based on achievement of goals mutually agreed by you and the CEO and approved by the Compensation Committee and will require that you are continuously employed by Volt through the date of achievement of the goals.

5.	Benefits

You will continue to be eligible to participate in the Company’s employee benefits plans and programs generally available to similarly situated employees at the Company, subject to the eligibility requirements, terms and conditions of such plans and programs. Such plans and programs are subject to change or termination by the Company at any time in the Company’s sole discretion, provided that the Company will not change or terminate any of such employee benefits plans or programs that are deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a manner that would result in liability under Section 409A of the Code.

5.1 Paid Vacation and Sick Leave

You shall accrue paid time off for sick leave in the manner provided in the Company’s policies. You shall accrue vacation time at the rate of 160 hours per year, earned pro-rata during the year consistent with applicable law. Vacation shall be scheduled at mutually agreeable times. You acknowledge and agree that your vacation accrual and schedule is governed solely by this letter, and you are not entitled to any additional vacation under the Company’s policies or otherwise.

5.2 Business Expenses.

The Company will reimburse you for reasonable and necessary business expenses incurred in connection with Volt’s business, including travel expenses, food, and lodging while away from home, subject to such policies as the Company may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Code.

6.	At-Will Employment; Notice

Your employment is “at-will,” which means that you are free to resign and Volt is free to terminate your employment at any time, with or without Cause (as defined in Paragraph 3.1), so long as notice is given consistent with this Paragraph 6. The term “Termination Date’ shall mean the effective date of termination of employment with Volt.

6.1 Termination by the Company for Cause

Volt may terminate your employment for Cause by delivering written notice stating the basis of the Cause termination and the subsection(s) of Paragraph 3.1 upon which Volt is relying, as well as the Termination Date. You will have 30 days to cure any claimed breach, failure or violation under Paragraphs 3.1(e), 3.1(f) or 3.1(h) above after written notice has been provided to you by the Company.

6.2 Termination by Company Without Cause

Volt may terminate your employment without Cause by delivering at least 30 days’ prior written notice stating the Termination Date. During the period between the delivery of the notice of termination and the Termination Date, your employment shall continue and you shall otherwise comply with all obligations and loyalties owed to Volt as your employer. During this notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties. During the notice period, Volt will continue to pay your salary, less all applicable withholdings and deductions. If requested, you shall participate in an exit interview with the CEO and such other individuals as the Company may designate.

6.3 Resignation

You may resign your employment at any time with or without Good Reason (as defined in Paragraph 3.3) by delivering to the CEO a written notice setting forth your intent to resign (“Resignation Notice”). If your resignation is for Good Reason, then you must first have provided the Company with timely notice of the Good Reason, including identifying the specific event stated in Paragraph 3.3. If the Company fails to cure within the thirty (30) day period, and you intend to resign, then your Resignation Notice must also set forth the specific event stated in Paragraph 3.3 that gives you Good Reason to resign and must be received by the Company within 14 days after the expiration of the Company’s thirty (30)-day right to cure the Good Reason event. Upon receipt of the Resignation Notice, you and the CEO will mutually agree upon the Termination Date, which will be no less than 30 days and no greater than 90 days from the date of the delivery of the Resignation Notice, During the period between the delivery of the Resignation Notice and the Termination Date, your employment shall continue and you shall continue to perform your duties and reasonably cooperate in the orderly transition of your duties and you shall otherwise comply with all obligations and loyalties owed to Volt as your employer. During this notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties. During the notice period, Volt will continue to pay your salary, less all applicable withholdings and deductions. If requested, you shall participate in an exit interview with the CEO and such other individuals as the Company may designate.

6.4 Termination Due to Disability

Volt may terminate your employment because of your disability by delivering at least 30 days’ written notice stating the Termination Date. Volt’s decision to terminate shall be based on its determination that you are unable as result of physical or mental illness to perform the essential functions of your position, despite reasonable accommodation, for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply). Such determination shall be based on evidence from a competent health care provider obtained with your cooperation, and shall take into consideration any reasonable accommodation that the Company may provide without undue hardship, and any other considerations required by law.

6.5 Upon Death
In the event of your death during the term of this Agreement, the Termination Date shall be the last day of the month in which death occurs.
6.6 Payment Upon Termination

On the next payroll date following the Termination Date (or sooner if required by law), you (or your estate or other legal designee) will be paid (a) all accrued salary through the Termination Date; and (b) payment for any unused accrued vacation, consistent with applicable law. Any business expenses submitted for reimbursement under Paragraph 5.2 will be paid no later than 60 days after the Termination Date. Upon termination of employment, you will also be entitled to receive any vested benefits, consistent with the applicable plan; however, you will have no rights to any unvested benefits, unearned salary under Paragraph 4.1, or any other compensation or payments after the Termination Date except as set forth in this Agreement.

6.7 Separation Pay In the Event Of Termination without Cause or Resignation for Good Reason

In addition to the rights to payment upon termination set forth in Paragraph 6.6, if your employment under this Agreement is terminated by Volt without Cause or by you for Good Reason, and subject to your executing a general release and waiver of rights, which shall include a release of any and all legal claims against the Company and its officers, directors, and affiliates (“General Release”), you will receive (a) any bonus which you have earned under Paragraphs 4.4(c), 4.4(d), or 4.4(e) which has not yet been paid; and (b) an amount equal to one year of your then-current salary, less all lawful and authorized deductions and withholding (collectively, ‘Separation Pay”).

Upon separation from service, as that term is defined in Treas. Reg. 1.409A-1(h) (“Separation from Service”) and your execution of the General Release, Volt will make payment of your Separation Pay in a single lump sum, subject to all lawful and authorized deductions and withholding, consistent with the Company’s customary payroll practices. If, at the time of Separation from Service, you are not a “specified employee,” as that term is defined in Treas. Reg. 1.409A-1(i) (“Specified Employee”), the Lump sum payment will be payable no later than (a) 60 days following your Separation from

Service, subject to your execution of the General Release; or, if your Separation from Service occurs after November 1 of a calendar year, (b) as soon as practicable after the beginning of the next following calendar year but in no event later than March 15 of such calendar year, subject to your execution of the General Release. If, at the time of Separation from Service, you are a Specified Employee, and the payment is deferred compensation subject to Section 409A of the Code, the payment will be deferred for six (6) months after Separation from Service, subject to your execution of the General Release. The Parties intend the payments under this Paragraph 6.7 to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulations thereunder.

If you elect to continue to participate in the group health plans (including prescription drug, dental, vision, and hospitalization benefits) of the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.0 §§ 1161-69 (“COBRA”), the Company will subsidize the cost of such continued insurance coverage for six months after the Termination Date such that the amount of the premium(s) Employee will pay for such continuation coverage will be the same amount Employee would pay if Employee were still employed by the Company. These payments will be taxable pursuant to applicable laws and regulations. If you elect COBRA coverage for these benefits, the Company will make a single payment to you equal to the amount of your COBRA premiums for a period of six months. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. Any period of continuation coverage required under COBRA shall otherwise be provided in accordance with COBRA and the regulations issued thereunder; provided, however, in the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, or the terms of any applicable plan, the Company shall make a single payment to you equal to the amount of the COBRA premiums that would have applied to you had you been eligible for such coverage for a period of six months.

7.	Representation and Warranties

As a condition of your continued employment with the Company, you represent and warrant that you are legally authorized to perform the services contemplated by this Agreement; that you are not a party to any agreement or instrument with any third party which would prohibit you from entering into, or performing the services contemplated by, this Agreement; and that you will not bring with you to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

8.	Confidential Information

You agree that for the period of your employment with the Company and thereafter, you will not, except as required for the performance of your duties with the Company, disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of the Company or its affiliates. You may not take or replicate Confidential Information for your personal benefit or for the benefit of a third party unrelated to the Company, including, but not limited to, saving a copy of Confidential Information on a non-Company computer, USB flash drive, zip drive, or otherwise, without the Company’s prior written approval. You further agree that all information, including, without limitation, all Confidential Information, you develop or discover in connection with the performance of your duties is the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in and to same. “Confidential Information” means all trade secrets, data and other information relating to the operations of the Company and its affiliates, whether in hard copy, electronic format or communicated orally, that you acquire through your employment with the Company, or that the Company or its affiliates treats as confidential through its policies, procedures and/or practices. Confidential Information is limited to information which is not generally known to the public, and includes information which you know the Company does not intend to be made public. Examples of Confidential Information include, but are not limited to: information concerning the Company’s operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning the Company’s safes, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses. telephone numbers, email addresses, needs, business plans and creditworthiness of the Company’s past, present and prospective customers and clients; information concerning the terms on which the Company provides products and services to such past, present and prospective customers and clients; information concerning the Company’s pricing strategies for its products and services; information concerning the Company’s finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of the Company’s employees; and disclosure of Confidential Information to another Company employee other than as required for you and such other Company employee to perform your duties for the Company. This provision does not restrict you from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event you are so required, you agree that you will give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

9.	Restrictive Covenants

You acknowledge that the Company’s relationships with its customers, clients and employees are extremely valuable and are the result of the investment of substantial time, resources and effort in developing, servicing and maintaining such relationships, and that, during your employment, you will be provided with and/or have access to Confidential Information, including without limitation, confidential and proprietary information concerning such relationships and the Company’s operations. In consideration for your employment and for the Company providing to you such confidential and proprietary information, you agree that while you are employed with the Company, including any notice period, and for six (6) months following the Termination Date, regardless of the reason for termination, that:

9.1 Non Competition

You will not, directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business that is substantially similar to that in which you were engaged during your employment with the Company or which competes with the Company or any of its affiliates, within the geographical area that is co-extensive with the scope of your responsibilities for the Company or any of its affiliates during the last twelve months of your employment with the Company. Notwithstanding the foregoing, it will not be a violation of this Paragraph 9.1 for you to directly or indirectly own less than two percent (2%) of the outstanding public equity or debt of a publicly owned corporation engaged in the same or similar business to that of the Company or its affiliates, provided that you are not in a control position with respect to such corporation. In the event that you resign and provide the Resignation Notice required under Paragraph 6.3, Volt agrees that it will reasonably consider in good faith your written request to release you from the Non-Competition obligation in this Paragraph 9.1.

9.2 Non Solicitation of Employees

You will not, directly or indirectly, recruit or hire any current employee of the Company or its affiliates, or otherwise attempt to induce such employee to leave the employment of the Company or its affiliates, to become an employee of or otherwise be associated with you or any company or business with which you are or may become associated.

9.3 Non Solicitation of and Non-Interference with Clients or Customers

You will not, on your own behalf or on behalf of any other business entity, directly or indirectly, solicit or accept in competition with Volt the business of any existing or prospective client or customer of the Company or its affiliates with whom you had Material Contact during your employment with Volt. For purposes of this Agreement, “Material Contact” means, during your employment with Volt, personal contact or the supervision of the efforts of those who had personal contact with an existing or prospective client or customer in an effort to create, expand or further a business relationship between the Company and such existing or prospective client or customer.

9.4 Acknowledgement

You agree that this Agreement provides special and sufficient consideration for your covenants in this Paragraph 9, and that the restrictions on non-competition and non-solicitation are reasonable in terms of duration, scope and subject matter, and are no more than that which is reasonably required for the protection of the Company’s business and Confidential Information.

10.	Inventions

All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which you (a) create, conceive, discover, develop, invent or use during your employment with the Company, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by the Company or its affiliates, whether or not in connection with your employment with the Company, will be the sole and absolute property of the Company and the Company’s applicable affiliate for any and all purposes whatsoever, in perpetuity. You will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, you hereby assign to the Company all of your right, title and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company, its affiliates or any customer of the Company was used and which was developed entirely on your own time, (ii) which does not relate to the business of the Company, its affiliates or to that of any customer of the Company, and (iii) which does not result from any work performed for the Company, its affiliates or any customers of the Company.

You further agree that you will identify to the Company all Discoveries you develop during your employment with the Company. Upon request by the Company, you will disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company.

11.	Enforcement

You agree that a violation of any covenant in Paragraphs 8, 9 or 10, or their subparagraphs, will cause immediate and irreparable injury to the Company that cannot be adequately remedied by monetary damages, and will entitle the Company to immediate injunctive relief and/or specific performance, without the necessity of posting bond or proving actual damages, as well as to all other legal or equitable remedies to which the Company may be entitled.

12.	Return of Company Property

You agree that upon the Termination Date, or at such earlier time as the Company may request, you will immediately return to the Company all of the Company’s property in your possession or under your control, including, but not limited to, all data and information relating to the business of the Company and its affiliates, and that you will not retain any copies thereof.

13.	Dispute Resolution
13.1 Coverage

To the greatest extent permitted by law, you and Volt agree to use mediation and then arbitration as the exclusive means to resolve any Dispute. “Dispute” shall mean any claim arising under or relating to this Agreement or the breach thereof, or relating to the terms and conditions of your employment with the Company.

13.2 Exceptions

Nothing in Paragraph 13 is intended to restrict any party from submitting any matter to a governmental agency with jurisdiction, nor shall it restrict you from applying for government benefits, such as workers’ compensation or unemployment compensation. Paragraph 13 does not apply to claims arising under a benefit plan or alleging violation of laws governing employee benefit plans, nor shall it apply to any other claims to the extent prohibited by law. Finally, nothing in Paragraph 13 shall prevent you or the Company from obtaining injunctive or other equitable relief in court in connection with Paragraphs 8, 9, or 10 of this Agreement.

13.3 Mediation

In the event of a Dispute, the parties agree first to engage in good faith negotiations to try to resolve the Dispute. if the Dispute is not resolved through such negotiations, the parties agree to engage in mediation under the administration of the American Arbitration Association (“AAA”) and the AAA’s Commercial Mediation Rules before resorting to arbitration. The mediation shall be conducted in the Borough of Manhattan, City of New York, State of New York, by a mutually agreeable mediator who has had both training and experience as a mediator of employment and commercial matters. If you and Volt cannot agree on a mediator, then the mediator will be selected in accordance with the applicable rules of the AAA, applying the criteria in this provision. Within thirty (30) days after the mediator’s selection, you and Volt and your respective attorneys will meet with the mediator for one mediation session of at least four hours. If the Dispute cannot be settled during such mediation, either you or Volt may give written notice declaring the end of the mediation process. Mediation will be confidential and considered compromise and settlement discussions subject to all applicable statutes, and court and evidence rules. The parties shall bear their own attorney’s fees in mediation and share equally in the costs of the mediation.

13.4 Arbitration

If a Dispute is not resolved by mediation, the parties agree to resolve the Dispute by binding arbitration. Either party may initiate the process by demanding arbitration. Arbitration shall be conducted in accordance with the then-current AAA national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters. If you and Volt cannot agree on an arbitrator, then the arbitrator will be selected in accordance with the AAA’s applicable rules, applying the criteria in this provision. No person who has served as a mediator, however, may be selected as the arbitrator for the same Dispute. The arbitration will be conducted in the Borough of Manhattan, City of New York, State of New York. The arbitrator may decide whether or the extent to which any Dispute is subject to Paragraph 13 and may award any relief permitted by law. The parties shall share the costs of arbitration and the arbitrator’s fees, but the arbitrator shall have the authority to reallocate responsibility for the costs of arbitration and the arbitrator’s fees to the losing party. The arbitrator must base the arbitration award on this Agreement and applicable law and must render the award in writing, including an explanation of the reasons for the award. The arbitrator’s decision will be final and binding. Judgment upon the award may be entered by any court with jurisdiction.

14.	Payment of Legal Fees
The Company agrees to reimburse you for reasonable legal fees that you incurred in retaining legal counsel to review and assist with this Agreement.
15.	Notices

Any notice required in connection with this Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier. Notice shall be deemed to have been given on the third day after deposit into the mail. Notice shall be deemed to have been given on the second day after deposit with an overnight courier. Notices may also be hand-delivered, in which case, notice is effective upon delivery. Notices to Volt shall be addressed to 1065 Avenue of the Americas, 20th Floor, New York, NY 10018, Attn: Chief Executive Officer. Notices to you shall be addressed to your last known address on file with the Company.

16.	Entire Agreement, Choice of Law, and Exclusive Jurisdiction and Venue

This Agreement constitutes the entire understanding between the Company and you and supersedes all prior agreements concerning the terms and conditions of your employment. Unless otherwise expressly stated herein, the terms of this Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of the Company and you. No waiver by the Company or you of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time. if any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect. If any of the restrictive covenants set forth above are held to be unreasonable in duration, geography or scope, then such terms shall be deemed modified to conform to such court or tribunal’s determination of reasonableness. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of New York, except for such New York laws as would require application of the substantive laws of another jurisdiction. You and the Company agree that any and all claims for injunctive or other equitable relief in connection with Paragraphs 8. 9, or 10 of this Agreement shall be brought only in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York. You irrevocably consent and submit to personal jurisdiction and venue in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York; waive any and all objections to jurisdiction and venue in such courts; and waive any objection that such courts are an inconvenient forum.

17.	Successors and Assigns

You may not assign this Agreement. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to substantially all of the business operations of the Company, in which event you agree to remain bound by the obligations, terms and conditions of this Agreement in respect of any successor to the Company.

18.	Code Section 409A Omnibus Provision

Notwithstanding any other provision of this Agreement, it is intended that payments and benefits (including bonuses) under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements arid, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. For purposes of this Agreement, you will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code. Furthermore, neither the Company nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to you if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if you are a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of your employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following termination of your employment, and the balance of the payments shall be made as otherwise scheduled.

19.	Counterparts and Facsimile Execution

This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case (i) the instruments so executed and delivered shall be binding and effective for all purposes, and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile or PDF instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile or PDF).

Kindly indicate your acceptance of the terms of this Agreement by signing and returning it to the undersigned.

Sincerely,
Volt Information Sciences, Inc.

/s/ Ronald Kochman
Ronald Kochman
Chief Executive Officer
12/24/12

I have read, understand, accept and agree to the above terms and conditions governing my employment with the Company.

/s/ James Whitney Mayhew James Whitney Mayhew	24 December 2012 Date